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Integrated Systems Consulting Group, Inc.

Exhibit 11 - Computation of Net Income Per Share
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                                                                  Three Months Ended
                                                                       March 31
                                                              ---------------------------
                                                                 1996             1995
                                                              ----------       ----------
Shares used in computing net income per common share:
  Shares outstanding, beginning of period                      5,605,681        4,608,871
  Common shares issued during the year ended
    December 31, 1995 presented as if outstanding
    for all periods, net of treasury stock effect thereof(1)          -           404,223
  Stock options issued during the year ended December 31,
    1995 presented as if outstanding for all periods, net
    of treasury stock effect thereof (1)                              -           278,849
  Warrants issued during the year ended December 31, 1995
    presented as if outstanding for all periods, net of
    treasury stock effect thereof (1)                                 -           179,447
  Net incremental shares resulting from assumed exercise
    of stock options and warrants using the treasury
    stock method                                                 666,155          255,464
  Weighted impact of common shares issued
     during the year                                               9,674           10,910
  Weighted impact of common shares repurchased
     during the year                                              (7,800)          (3,281)
                                                              ----------       ----------
  Total shares used in computing income per
    common share                                               6,273,710        5,734,483
                                                              ==========       ==========
Net income                                                    $  846,000       $  391,000
                                                              ==========       ==========
Net income per common share                                   $      .13       $      .07
                                                              ==========       ==========

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(1) Treasury effect calculated using an assumed market price of $5.00 per share.